Exhibit 99.(a)(1)(k)

PR Contact Dolores Naney Lippert/Heilshorn & Associates dnaney@lhai.com (212) 838-3777	IR Contact Jody Burfening Lippert/Heilshorn & Associates jburfening@lhai.com (212) 838-3777

FOR IMMEDIATE RELEASE

GlobalOptions Group Announces Final Results of Stock Option Exchange Offer

NEW YORK, June 26, 2008 – GlobalOptions Group, Inc. (NASDAQ: GLOI), a leading provider of domestic and international risk management services, today announced the final results of its tender offer (the “Offer”) of options to purchase the Company’s common stock granted prior to January 1, 2008 and outstanding (“Eligible Options”) in exchange for restricted stock units, each restricted stock unit representing one share of the Company’s common stock to be issued in the future.  The Offer expired at 11:59 p.m. New York time on June 25, 2008.  Today, the Company accepted for exchange and cancellation options to purchase 1,105,188 shares of the Company’s common stock, representing 96.7 % of all Eligible Options.  In exchange for the Eligible Options tendered, the Company issued 368,503 restricted stock units to participants in the Offer, although participants may not receive notice of their restricted stock unit grant for a period of time.

“We are extremely pleased with the results of the tender offer and believe it creates a greater community of interest between our employees, officers, directors, consultants, advisors and stockholders,” stated Dr. Harvey W. Schiller, Chairman and CEO of GlobalOptions.

About GlobalOptions Group, Inc.
GlobalOptions Group, with main offices in New York and Washington, D.C., is a provider of high-end risk assessment and mitigation services to Fortune 1000 corporations, governmental organizations and high-profile individuals throughout the world.  GlobalOptions Group’s services currently include risk management and security, investigations and litigation support, and crisis management.  These engagements take GlobalOptions Group staff around the world and are typically highly-sensitive engagements where GlobalOptions Group is interacting with senior leaders in corporations and governments.  Its overall mission is to identify, evaluate, assess, prevent and correct issues that may threaten people, organizations or strategic initiatives for corporations or governments.  www.globaloptionsgroup.com